Exhibit 5.1

599 Lexington Avenue

New York, NY 10022-6069

+1.212.848.4000

September 5, 2023

Intercontinental Exchange, Inc.,

5660 New Northside Drive, Third Floor,

Atlanta, Georgia 30328

Ladies and Gentlemen:

We are acting as counsel for Intercontinental Exchange, Inc., a Delaware corporation (the “Registrant”), in connection with preparation and filing by the Registrant of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), with respect to 1,162,778 shares of common stock, par value $0.01, of the Registrant (the “Shares”) that may be delivered from time to time pursuant to the Black Knight, Inc. Amended and Restated 2015 Omnibus Employee Incentive Plan (the “Plan”). In connection with the foregoing, we have reviewed originals or copies identified to our satisfaction of the following documents:

(a)	The Registration Statement;

(b)	The certificate of incorporation and bylaws of the Registrant, in each case as amended to date; and

(c)

Originals or copies of such other corporate records of the Registrant, certificates of public officials and of officers of the Registrant, and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

Our opinion set forth below is based on the text of the Plan as referenced in the Exhibit Index to the Registration Statement.

Our opinion expressed below is limited to the General Corporation Law of the State of Delaware, and we do not express any opinion herein concerning any other law.

Based upon and subject to the foregoing and having regard for such legal considerations as we have deemed relevant, we are of the opinion that authorized but not previously issued Shares that may be delivered under the Plan have been duly authorized by the Registrant and, when (a) issued and delivered by the Registrant in accordance with the terms of the Plan and (b) paid for in full in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact that may occur after the date of this opinion letter that might affect the opinions expressed herein.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Shearman & Sterling LLP

Shearman & Sterling LLP